UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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CAPITOL CITY BANCSHARES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CAPITOL CITY BANCSHARES, INC.

562 Lee Street, S.W.

Atlanta, Georgia 30310-0200

May 21, 2012

Dear Shareholder:

On behalf of the Board of Directors, I am pleased to invite you to attend our Annual Meeting of Shareholders to be held on June 26, 2012 in Atlanta, Georgia at the time and place shown in the attached notice. As we do at the meeting every year, in addition to considering the matters described in the proxy statement, we will review our 2011 business results and other matters of interest to our shareholders. The meeting should be interesting and informative.

We hope that you will attend the meeting in person, but even if you plan to do so, we encourage you to please vote your shares ahead of time by using the enclosed proxy card. This will ensure that your Capitol City Bancshares stock will be represented at the meeting. If you attend the meeting and prefer to vote in person, you may do so. The attached proxy statement explains more about proxy voting. Please read it carefully. Every shareholder’s vote is important, whether you own a few shares or many.

We look forward to your participation in the annual meeting process.

Sincerely,

George G. Andrews

President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

OF CAPITOL CITY BANCSHARES, INC.

DATE:	June 26, 2012

TIME:	5:00 p.m.

PLACE:	Main Office, Capitol City Bank & Trust Co. 562 Lee Street, S.W., Atlanta, Georgia 30310

MATTERS TO BE VOTED ON:

PROPOSAL 1:	Election of Eight Directors

Any other matter that may be properly brought before the meeting.

Only shareholders of record at the close of business on April 30, 2012 are entitled to notice of and to vote at the meeting on any adjournments thereof.

Your vote is important. Please complete, sign, date and return your proxy card promptly in the enclosed envelope.

By Order of the Board of Directors

George G. Andrews

President and Chief Executive Officer

Atlanta, Georgia

May 21, 2012

CAPITOL CITY BANCSHARES, INC.

562 Lee Street, S.W.

Atlanta, Georgia 30310

PROXY STATEMENT

FOR

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD

June 26, 2012

This proxy statement is furnished to the shareholders of Capitol City Bancshares, Inc. in connection with the solicitation of proxies by its Board of Directors to be voted at the 2012 Annual Meeting of Shareholders and at any adjournments thereof (the “Annual Meeting”). The Annual Meeting will be held on June 26, 2012, at 562 Lee Street, S.W., Atlanta, Georgia, at 5:00 p.m. local time.

This proxy statement and the accompanying proxy card were mailed or given to shareholders on or about May 21, 2012. A copy of the Company’s Annual Report, which includes the Company’s Audited Financial Statements and Footnote Disclosures, accompanies this proxy statement.

As used in this proxy statement, the terms Capitol City Bancshares, Company, we, our, and us all refer to Capitol City Bancshares, Inc. and its subsidiaries.

VOTING

General

The securities which can be voted at the Annual Meeting consist of Capitol City Bancshares’ $1.00 par value common stock, with each share entitling its owner to one vote on each matter submitted to the stockholders. The record date for determining the holders of Capitol City Bancshares stock who are entitled to notice of and to vote at the Annual Meeting is April 30, 2012. As of April 12, 2012, 10,226,069 shares of Capitol City Bancshares stock were outstanding and eligible to be voted.

Quorum and Vote Required

The presence, in person or by proxy, of a majority of the outstanding shares of Capitol City Bancshares stock is necessary to constitute a quorum at the Annual Meeting. In determining whether a quorum exists at the Annual Meeting for purposes of all matters to be voted on, all votes “for” or “against” as well as all abstentions (including votes to withhold authority to vote) will be counted.

In voting for the proposal to elect eight directors (Proposal No. 1), you may vote in favor of all nominees or withhold your votes as to all or as to specific nominees. The vote required to approve Proposal No. 1 is governed by Georgia law and is a majority of the votes cast by the holders of shares entitled to vote, provided a quorum is present. Votes withheld and broker non-votes will not be counted and will have no effect.

Our directors and executive officers hold 1,825,985 shares (excluding options) of the current outstanding common stock of Capitol City Bancshares, Inc., or approximately 18.1% of all outstanding stock (excluding exercisable options).

Proxies

All properly executed proxy cards delivered pursuant to this solicitation and not revoked will be voted at the Annual Meeting in accordance with the directions given. In voting by proxy with regard to the election of directors, you may vote in favor of all nominees, withhold your votes as to all nominees or withhold your votes as to specific nominees. You should specify your choices on the proxy card. If no specific instructions are given with regard to the matters to be voted upon, the shares represented by a signed proxy card will be voted “for” the proposals listed on the proxy card. If any other matters properly come before the Annual Meeting, the persons named as proxies will vote upon such matters according to their judgment.

All proxy cards delivered pursuant to this solicitation are revocable at any time before they are voted by giving written notice to our Secretary, 562 Lee Street, S.W., Atlanta, Georgia 30310, by delivering a later dated proxy card, or by voting in person at the Annual Meeting.

All expenses incurred in connection with the solicitation of proxies will be borne by the Company. Solicitation may take place by mail, telephone, telegram, or personal contact by our directors, officers and regular employees of the Company without additional compensation. A copy of our 2011 Annual Report, which contains the Company’s Audited Financial Statements and Footnote Disclosures, is being mailed to each shareholder of record together with these proxy materials.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our 2011 Board of Directors originally consisted of eight members. The Company’s Bylaws provide that the Board of Directors shall consist of not less than five and not more than twenty-five persons, with the exact number to be fixed and determined from time to time by resolution of the Board of Directors, or by resolution of the shareholders at any annual or special meeting of shareholders. The Board of Directors has determined that the Board shall consist of a total of eight members for the Company’s ensuing fiscal year. The term of office for directors is one year or until the next Annual Meeting and thereafter until their successors are elected and qualified.

The Board has nominated the following persons for submission to the shareholders for election for a one-year term expiring at next year’s annual meeting or until their successors are elected and qualified.

The following table lists the name and ages of all nominee directors and executive officers of the Company, indicates all positions and offices with the Company held by each such person, states the term of office as a director or principal officer and the period during which such person has served, and describes the business experience during the past five (5) years of each director, nominee director or executive officer. The Board believes that each nominee’s business and management experience, along with their invaluable community involvement makes them excellent candidates for Directors of the Company. There are no arrangements or understandings between such persons and any other person pursuant to which that person was elected as a director or executive officer.

Name	Age	Year Elected	Information About Directors and Nominees
Nominee Directors
George G. Andrews	58	1994	Director; President, Chief Executive Officer
Charles W. Harrison	78	1994	Director; Retired Insurance Executive
Roy W. Sweat	82	1995	Director; Chiropractor
William Thomas	65	1995	Chairman; President, Thomas Cleaning Service, Inc.
Cordy T. Vivian	84	1995	Director; President, Basic, Inc.
Shelby R. Wilkes	60	2009	Director, Ophthalmologist, Atlanta Eye Consultants, P.C.
Tarlee W. Brown	71	2009	Director, President, Architect, Brown Design Group
Pratape Singh	41	2009	Director, President, Mayuari Corporation

Executive Officers
Tatina Brooks	48	2007	Vice President, Principal Accounting Officer
John Turner	63	2010	Chief Operating Officer

The Board of Directors recommends that you vote “FOR” the proposal to elect the eight nominees named above.

Each of the nominees has consented to serve if elected. If any nominee should be unavailable to serve for any reason, the Board may designate a substitute nominee (in which event the persons named as proxies will vote the shares represented by all valid proxy cards for the election of such substitute nominee), allow the vacancy to remain open until a suitable candidate is located, or reduce the number of directors.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Act of 2010 (“Dodd-Frank Act”) requires the Company to permit a non-binding advisory vote on the compensation of the Company’s named executive officers, as described in the tabular disclosure regarding named executive officer compensation and the accompanying narrative disclosure in this proxy statement.

This proposal, commonly known as a “say-on-pay” proposal, gives the Company’s shareholders the opportunity to endorse or not endorse the Company’s executive pay program and policies. At last year’s annual meeting, the shareholders approved the frequency of shareholder votes to approve executive compensation to be held once every three years. The next such vote will be at the Company’s annual meeting in 2015.

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

Information as of December 31, 2011 about each of the Directors and Officers of the Company is set forth above.

No director, executive officer, or nominee for such positions held directorships in any reporting company other than the Company during 2011.

There are no family relationships among directors, executive officers, or persons nominated or chosen by the Company to become directors or executive officers. The Company and the Bank do not separately compensate their directors except for customary attendance-based compensation for each monthly Board meeting; however, the Company suspended the payment of director fees indefinitely on December 31, 2009.

DESCRIPTION OF BUSINESS

Overview

On April 14, 1998, the Company was incorporated under the laws of the State of Georgia for the purpose of serving as a bank holding company for the Bank.

The Company’s common stock was initially authorized and issued in connection with the acquisition of 100% of the stock of the Bank, a wholly-owned subsidiary of the Company, on December 22, 1998.

In connection with that acquisition, the Company filed a Registration Statement under the Securities Act of 1933 as a successor issuer to the Bank, and filed a Form 8-A pursuant to Section 12(g) of the Securities Exchange Act of 1934 for registration of the Company’s common stock under the 1934 Act.

The Bank is a state banking institution chartered under the laws of the State of Georgia on June 30, 1994. Since opening on October 3, 1994, the Bank has continued a general banking business and presently serves its customers from eight locations: the main office located at 562 Lee Street, S.W., Atlanta, Georgia 30310; and service branches located at 2358 Cascade Road, Atlanta, Georgia 30311; Hartsfield-Jackson International Airport, Atlanta, Georgia; 5674 Memorial Drive, Stone Mountain, Georgia 30083; 301 W. Oglethorpe Boulevard, Albany, Georgia 31707; 339 Martin Luther King, Jr. Blvd., Savannah, Georgia 31401; 1268 Broad Street, Augusta, Georgia 30901; and 94 Peachtree Street, Atlanta, Georgia.

The Bank operates a full-service banking business and engages in a broad range of commercial banking activities, including accepting customary types of demand and time deposits, making individual, consumer, commercial, and installment loans, and money transfers. We also offer safe deposit services and make investments in U. S. government and municipal securities.

The data processing work of the Bank is processed with Fidelity National Information Services. The Bank offers its customers a variety of checking and savings accounts.

The Bank serves the residents of the City of Atlanta and Fulton, DeKalb, Chatham, Richmond, and Dougherty Counties. Each of these areas has a diverse economy, including manufacturing, financial, and service sectors. Atlanta also serves as the capitol of the State of Georgia, with a significant number of residents employed in government.

Neither the Company nor the Bank generates a material amount of revenue from foreign countries, nor does either have material long-lived assets, customer relationships, mortgages or servicing rights, deferred policy acquisition costs, or deferred tax assets in foreign countries. Thus, the Company has no significant risks attributable to foreign operations.

As of December 31, 2011, the Bank had correspondent relationships with SunTrust Bank of Atlanta, Georgia, First Tennessee Bank, Independent Bankers Bank, and The Federal Home Loan Bank of Atlanta. Correspondent banks provide certain services to the Bank, including buying and selling federal funds, handling money fund transfers and exchanges, shipping coins and currency, providing security and safekeeping of funds and other valuable items, handling loan participations, and furnishing management investment advice on the Bank’s securities portfolio.

Bank Operations

Capitol City Bancshares, Inc.

The Company owns 100% of the capital stock of the Bank. The principal role of the Company is to supervise and coordinate the activities of its subsidiaries.

Capitol City Bank and Trust Company

The Bank offers demand accounts, savings accounts, money market accounts, certificates of deposit, and IRA accounts to customers. Loans are made to churches, consumers, and small businesses. Approximately 68% of the loan portfolio consists of loans to consumers, including first and second mortgage loans, home equity loans, auto loans, and signature loans.

Capitol City Home Loans, Inc.

The mortgage company rents the second floor of the Company’s Stone Mountain branch office and provides mortgage loan origination services in the same primary market areas as the Bank. The mortgage company was incorporated in 2002 and until recently originated mortgage loans and brokered those loans to independent investors. Capitol City Home Loans, Inc., has suspended its loan origination activities until such time as the mortgage market becomes more stable.

Competition

The banking business in the City of Atlanta and Fulton, DeKalb, Chatham, Richmond, and Dougherty Counties is highly competitive. The Bank competes with numerous other financial institutions in the market it represents. In addition to large national banks (and branches of regional banks), there are many finance companies, credit union offices, and other non-traditional providers of service that compete in the Bank’s markets.

Employees

As of December 31, 2011, the Company had 76 full-time employees and 10 part-time employees. The Company is not a party to any collective bargaining agreements.

Regulatory Order

On January 13, 2010, Capitol City Bank & Trust Company (the “Bank”), the wholly-owned subsidiary bank of Capitol City Bancshares, Inc., entered into a Stipulation to the Issuance of a Consent Order with the Federal Deposit Insurance Corporation (the “FDIC”) and the Georgia Department of Banking and Finance (the “GDBF”), whereby the Bank consented to the issuance of a Consent Order (the “Order”). A copy of the Order can be viewed on the FDIC website at http://www.fdic.gov/bank/individual/enforcement/2010-01-08.pdf .

The Order is based on findings of the FDIC during the on-site visitation and resulting report dated September 15, 2009. Since the completion of the visitation and report, the Board of Directors has aggressively taken an active role in working with the FDIC and the GDBF to improve the condition of the Bank. In entering into the Order, the Bank did not concede the findings or admit to any of the assertions therein.

Under the terms of the Order, the Bank cannot declare dividends without the prior written approval of the FDIC and the GDBF. Other material provisions of the order require the Bank to: (i) increase its board of directors’ participation in the affairs and operations of the Bank, (ii) assess management’s ability to comply with the Order and restore all aspects of the Bank to a safe and sound condition, (iii) establish a committee to oversee the Bank’s compliance with the Order, (iv) maintain specified minimum capital ratios of Tier I capital of 8% of total assets and Total risk-based capital of 10% of risk-based assets, (v) improve the Bank’s lending and collection policies and procedures, (vi) eliminate from its books, by charge off or collection, all assets classified as “loss” and 50% of all assets classified as doubtful, (vii) perform risk segmentation analysis with respect to concentrations of credit, (viii) receive a brokered deposit waiver from the FDIC prior to accepting, rolling over or renewing any brokered deposits, (xi) establish and review a comprehensive policy for the adequacy of the Bank’s allowance for loan and lease losses, (x) formulate and fully implement a written plan and comprehensive budget for all categories of income and expense, and (xi) prepare and submit progress reports to the FDIC and the GDBF. The FDIC order will remain in effect until modified or terminated by the FDIC and the GDBF.

While the Order is important and significant, the Bank believes that, due to the proactive steps previously taken by the Bank’s management and Board, many of the requirements of the Order have already been met. However, the Bank has not been able to attain the capital ratios specified in the Consent Order, resulting in our being classified as “undercapitalized” under the regulatory framework for prompt corrective action. We have taken the following steps to comply with the Consent Order:

1.

The new Chief Operating Officer, John Turner, has taken on the role and responsibility of enforcement and oversight of compliance with the Order. A quarterly report is submitted on the status of the Bank’s compliance with the Order;

2.	The committee established for oversight of compliance with the Order is the Compliance Committee and that committee is active and ongoing;

3.

We are currently below the requisite minimum capital ratios of Tier 1 capital at 8% of the total assets and Total risk based capital at 10% of the total risked based assets. We continue to actively pursue those institutional investors through private preferred stock offerings that have shown interest in investing in the Bank. Additionally, we will continue to solicit on an ongoing basis investment from individuals through registered public common stock offerings. As these funds are infused our capital ratios will improve to the required levels. In the interim some progress is being made through our focus on the profitable operation of the Bank;

4.

The Bank’s lending and collection policy has been updated. Additionally, procedures and guidelines have been implemented that strengthened the Bank’s underwriting of loans, especially as it related to reducing the Bank’s loan concentration in church and convenience store loans;

5.

We have eliminated from our books those loans classified as “loss” and 50% of those classified as “doubtful”. This information is reflected in the Company’s 2010 financial statements. These charge-offs had a significant impact on our overall allowance for loan losses calculation. We continue to evaluate the sufficiency of our allowance for loan losses based on our historical charge offs and related economic conditions;

6.

We recognize that we continue to have a high concentration of church and convenience store loans. Accordingly, we prepare on a quarterly basis a risk analysis not only on those loans but on the entire loan portfolio of the Bank. The report is presented to the board and submitted to the FDIC as part of the Order;

7.

We are no longer accepting brokered deposits. We are making every effort to increase our core deposit base through enforcement of loan agreements and offering new and improved depository accounts. We are accepting internet deposits;

8.	It is the Bank’s practice to comply with all regulatory and accounting guidelines related to the ALLL and its adequacy. However, a formal and comprehensive policy is in development;

9.	The Bank’s budget plan has been revised; and

10.	Progress reports are submitted to the FDIC and DBF on a quarterly basis.

The Bank and management will continue to strive to address the concerns that gave rise to the Order. The Bank expects to continue to serve its customers in all areas including making loans, establishing lines of credit, accepting deposits and processing banking transactions. The Bank’s deposits will remain insured by the FDIC to the maximum limits allowed by law. The FDIC and GDBF did not impose or recommend any monetary penalties.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

Currently our Board of Directors has eight members, seven of whom meet the NASDAQ standard for independence. Only independent directors serve on our Audit and Compensation Committees. Our Board of Directors conducts regular meetings, generally on a monthly basis and also conducts some of its business through the committees described below. Our Board of Directors met twelve (12) times during the year, with one meeting having optional attendance. Each director attended at least 75% of the meetings of the full Board and of the committees on which he or she served.

Leadership Structure of the Board

In accordance with the Company’s Bylaws, the Board of Directors elects our Chief Executive Officer and our Chairman, and each of these positions may be held by the same person or may be held by two persons. Currently, William Thomas serves as both Chairman of the Company and the Bank and George G. Andrews serves as both Chief Executive Officer of the Company and the Bank and President of the Company and the Bank. The Board of Directors believes that separating the Chairman and Chief Executive Officer roles fosters clear accountability, effective decision-making, and alignment on corporate strategy and provides an effective leadership model for the Company. Because the Chairman is an independent director and in light of the active involvement by all independent directors, the Board of Directors has not specified a lead independent director at this time. The Board of Directors believes that the current structure of the Board of Directors is appropriate to effectively manage the affairs of the Company and the best interests of the Company’s stockholders.

Board’s Role in Risk Oversight

The Board of Directors is actively involved in oversight of risks that could affect the Company and the Bank. This oversight is conducted primarily through committees of the Board, as disclosed in the descriptions of each of the committees below, but the full Board has retained responsibility through full reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within the Company and the Bank.

The Board of Directors has established a number of committees to assist it in the discharge of its duties. The following is a description of these Committees:

Executive Committee/Nominating Committee

The Executive Committee makes and reviews policies and decisions in connection with personnel, compensation, nominations of directors and strategic matters. It also entertains shareholder nominees for directors, although it has no formal written policy for the consideration of such nominees. The committee does not have a formal written process for identifying and evaluating nominees. However, in addition to meeting the qualification requirements set forth by the Georgia Department of Banking and Finance, a possible director candidate must also meet the following minimum criteria to be considered: independence, highest personal duties as a director, impact on the diversity of the board’s overall experience in business, government, education, technology and other areas relevant to the Company’s business, impact on the diversity of the board’s composition in terms of age, skills, ethnicity and other factors relevant to the Company’s business, and number of other public company boards on which the candidate may serve (generally, should not be more than three public company boards in addition to the Company).

The Executive Committee recommends to the Board of Directors a slate of nominees to be put forth to a vote by the Company’s shareholders. The Company does not currently have a formal written policy with regard to the consideration of any director candidates recommended by security holders. The Board has determined that in view of the Company’s relative size and shareholder base, such a policy has been unnecessary in the past, although it will continually evaluate the appropriateness of developing such a policy in the coming year. Each nominee has been recommended for inclusion in the Company’s proxy and by the majority vote of the Board of Directors.

The members of the Executive Committee during the 2011-2012 term were: George Andrews, Dr. Shelby Wilkes, Tarlee Brown, Charles Harrison, Dr. Roy Sweat and William Thomas. Except for Mr. Andrews, the members are independent directors as defined by the NASDAQ Marketplace Rules. The Executive Committee held eight (8) meetings during 2011. The procedures to be followed for shareholders for submitting recommendations for nominees for directors are to write to Clair Jennings, P. O. Box 42200, Atlanta, Georgia 30311.

Audit Committee

The Company has a separately-designated standing Audit Committee established in accordance with Section 3(a) (58)(A) of the Exchange Act (15 U.S.C. 78c)(a)(58)(A). The members of the Audit Committee during 2011 were: Shelby R. Wilkes (Chairman), Roy W. Sweat and Pratape Singh, each of whom is independent as defined by the NASDAQ Marketplace Rules.

The Audit Committee does not have a financial expert as defined under section 407 of the Sarbanes-Oxley Act of 2002. The Board of Directors has determined that each member of the Audit Committee has a strong financial acumen and therefore can satisfactorily discharge their committee duties and responsibilities to the Board of Directors and the shareholders at this time. The Board of Directors has not adopted a written charter for the Audit Committee.

The Audit Committee met twelve (12) times during 2011. The Audit Committee has the responsibility of reviewing the Company’s financial statements, evaluating internal accounting controls, reviewing reports of regulatory authorities and determining that all audits and examinations required by law are performed. The committee recommends to the Board the appointment of the independent auditors for the next fiscal year, reviews and approves the auditor’s audit plans, and reviews with the independent auditors the results of the audit and management’s responses. The Audit Committee is responsible for overseeing the entire audit function and appraising the effectiveness of internal and external audit efforts. The Audit Committee reports its findings to the Board of Directors.

AUDIT COMMITTEE REPORT

The following Audit Committee Report is provided in accordance with the rules and regulations of the SEC. Pursuant to such rules and regulations, this report shall not be deemed “soliciting materials,” filed with the SEC, subject to Regulation 14A or 14C of the SEC or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended.

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ending December 31, 2011 with the Company’s management. The committee has also discussed with Nichols, Cauley & Associates, LLC, the Company’s independent auditors, the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Oversight Board in Rule 3200T. The Audit Committee has received the written disclosures and the letter from Nichols, Cauley & Associates, LLC required by Independence Standards Board Standard No.1, Independence Discussions with Audit Committee, as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and has discussed with Nichols, Cauley & Associates, LLC its independence.

The Audit Committee discussed with the Company’s independent auditors and overall scope and plans for their integrated audit. The Audit Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

Based on the above review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements of the Company be included in the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2011 for filing with the Securities and Exchange Commission. The Audit Committee and the Board of Directors have also approved the selection of Nichols, Cauley & Associates, LLC as the Company’s independent auditors for the fiscal year ending December 31, 2012.

The Audit Committee:

Shelby R. Wilkes, Chairman

Roy W. Sweat

Pratape Singh

Compensation Committee

The Compensation Committee is responsible for establishing the compensation plans for the Company. Its duties include the development with management of all benefit plans for employees of the Company, the formulation of bonus plans, incentive compensation packages, and medical and other benefit plans. There is no formal compensation committee charter. The members of the Compensation Committee for 2011 were Dr. Roy Sweat, Cordy T. Vivian and Pratape Singh, each of whom is independent as defined by NASDAQ Marketplace Rules.

The Board of Directors reviews director and executive compensation on an annual basis. The process involves a review of compensation plans for similar banks and for the banking industry as a whole. In some instances, the Board will retain consultants when particularly complex forms of compensation are discussed, such as retirement plans and other benefit packages. During 2011, the Board did not engage consultants to put in new compensation packages. The Compensation Committee does not delegate its authority to other persons or groups. The executive officers have no formal control of the approval of compensation packages. The executive officers duties are solely to provide information to the Board so that informed decisions can be made. Mr. Andrews does not participate or vote on matters related to his compensation.

Other Committees

The Loan Committee exercises primary responsibility for the monitoring of the Bank’s lending functions and must approve any loan in excess of the lending officer’s designated lending limits. The Assets/Liability Committee manages the purchase, pricing and timing of the Bank’s assets and liabilities.

In some instances, it may be necessary for the full Board to delegate its duties to the Executive Committee. The Executive Committee consists of the Chairman of the Board and all Board Committee Chairmen. The delegation is done on a case-by-case basis, with the scope of the committee determined at that time.

MARKET FOR THE REGISTRANT’S COMMON STOCK

AND RELATED SECURITY HOLDER MATTERS

The common stock of the Company is not traded in the over-the-counter market or on any stock exchange, nor is the Company’s common stock actively traded. There is thus no established trading market for the Company’s common stock. The Company has maintained records of share prices based on actual transactions when such information has been disclosed by persons either purchasing or selling the Company’s common stock. These records reflect prices for transactions in the Company’s common stock to the best knowledge of management.

The following table reflects the high and low trades of shares of the Company (split adjusted) for each quarterly period during the last two years based on such limited available information.

YEAR	HIGH SELLING PRICE*	LOW SELLING PRICE*
2010
First Quarter	$2.50	$2.50
Second Quarter	$2.50	$2.50
Third Quarter	$2.50	$2.50
Fourth Quarter	$2.50	$2.50

2011
First Quarter
Second Quarter	$2.50	$2.50
Third Quarter	$2.50	$2.50
Fourth Quarter	$2.50	$2.50
	$2.50	$2.50

*	Prices are adjusted to reflect the 4-for-1 stock split effective June 22, 2010.

As of December 31, 2011, the Company had approximately 1646 shareholders of record of the Company’s common stock.

Under the Financial Institutions Code of Georgia, the Bank may from time to time declare and thereupon pay dividends on its outstanding shares in cash, property or its own shares unless, after giving effect to such distribution, the Bank would not be able to pay its debts as they become due in the usual course of business or the Bank would have insufficient cash market value assets to pay liabilities to depositors and other creditors. Moreover, the Bank may declare and pay dividends in cash or property only out of the retained earnings of the Bank, the Bank may not declare and pay dividends at any time the Bank does not have paid-in capital and appropriated retained earnings equal to or exceeding 20% of its capital stock, the Bank may not declare and pay dividends in excess of 50% of net profits after taxes for the previous fiscal year without the prior approval of the Georgia Department of Banking and Finance. The Bank is also allowed to declare and pay dividends in authorized but unissued shares of its stock, provided there is transferred to capital stock an amount equal to the value of the shares distributed and provided further that after payment of the dividend the Bank continues to maintain required levels of paid-in capital and appropriated retained earnings. The Company paid dividends in 2008 of $0.08 per share, and paid no dividends in 2009, 2010 or 2011.

On July 13, 2010, the Company approved 4-for-1 stock split of its common shares. The split entitled each shareholder of record at the close of business on June 22, 2010 to receive four shares for every one share of stock of the Company owed by the shareholder. The stock split was implemented and the stock was distributed in the form of a stock dividend. The par value was changed from $1.50 to $1.00 per share.

The Company offered up to 1,500,000 shares of its common stock in a registered public offering. The final Prospectus was filed with the SEC on May 8, 2008 and contained the specifics of the offering. The Company sold 1,065,586 shares and received $4,286,684 into its capital account. The offering ended on May 8, 2011. The Company did not purchase any of its common stock during 2011.

On July 13, 2010, the Company filed Articles of Amendment to the Articles of Incorporation to increase the number of preferred shares the Company is authorized to issue to 5,000,000 shares of preferred stock of the Company. The amendment was approved by a majority vote of the shareholders at the Company’s 2010 Annual Meeting of Shareholders. The articles previously limited to the amount of authorized preferred stock to $5,000,000. The Company has currently issued 10,000 shares of Series A preferred stock and 6,078 shares of Series B preferred stock, for a total of $1,607,800 outstanding. The amendment eliminated the maximum dollar amount limitation and now provides for a maximum number of shares that are available to be issued, which is 5,000,000 shares.

The actual effect of the issuance of any additional shares of the preferred stock upon the rights of holders of common stock cannot be stated until the Board of directors determines the specific rights of any shares of the preferred stock. However, the effects might include, among other things, restricting dividends on the common stock, diluting the voting power of the common stock, reducing the market price of the common stock or impairing the liquidation rights of the common stock without further action by the shareholders. Holders of the Company’s common stock do not have preemptive rights with respect to the preferred stock.

The amendment also grants the Board of Directors the discretion to establish the terms of any future preferred stock issuance, including the number of shared issued, the dividend rate of the shares, whether the dividends are cumulative, whether the shares are voting or non-voting, whether the shares are convertible to common stock and if so, the terms of conversion, whether the shares are redeemable and if so the terms of redemption, sinking fund requirements, liquidation rights and all other relative rights of the preferred shares.

On April 25, 2012, the Company filed with the Office of the Secretary of State of Georgia Articles of Amendment to the Articles of Incorporation of the Company which designates the rights, privileges, preferences, and limitations of 40,000 shares of Series C Preferred Stock, a portion of which are to be issued pursuant to the agreement with SunTrust Bank disclosed below. A copy of the Articles of Amendment is attached hereto as Appendix B.

The Company is actively soliciting prospective institutional investors to purchase additional cumulative preferred stock which would be sold subject to terms and conditions similar to those currently outstanding, and would rank senior to all common stock of CCB regarding dividends and liquidation rights.

The Company filed a preliminary registration on Form S-1 with the SEC and intends to sell up to $12.5 million (500,000 shares) of common stock in a public offering. We estimate the public offering to begin in May or June, 2012. Common stock sold in the public offering will not be restricted but will be freely transferrable without legends or the transfer restrictions of the common stock sold in the private offering described below.

Unregistered Sale of Equity Securities

On March 19, 2012, Capital City Bancshares, Inc. began accepting the subscription of several investors in a private placement offering to accredited investors under an exemption from registration contained in Section 4(2) of the Securities Act of 1933 and Rule 505 and 506 of Regulation D under the Securities Act. The Company is offering a maximum of 1,000,000 shares of its common stock at a price of $2.50 per share. If all of the shares are purchased the total raised would be $2.5 million, less offering expenses of approximately $10,000. The offering is ongoing and as of April 16, 2012, 396,000 shares for $990,000.00 have been sold.

On April 24, 2012, the Company entered into an agreement with SunTrust Bank to sell 10,000 shares of Series C cumulative, nonvoting, $100 par value preferred stock for cash consideration of $1,000,000. The terms of the preferred stock issuance are shown on the Articles of Amendment to the Articles of Incorporation attached as Appendix B. No underwriting discounts or commissions are to be paid. The transaction is exempt from registration under the Securities Act of 1933, as amended, in reliance on Section 4(2) thereof, as a transaction by an issuer not involving a public offering. The proceeds will be injected into the general capital account of the Company’s subsidiary bank.

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Please See Appendix A.

STOCK OWNERSHIP

Principal Shareholders

As of March 31, 2012, the Company knows of no beneficial owner, other than Thomas listed below, of more than five percent (5%) of its $1.00 par value common stock, the only class of voting securities of the Company.

The following table sets forth, as of March 31, 2012, the common stock of the Company beneficially owned by all current directors, named executive officers and nominee directors. All shares have been adjusted to reflect the 4-for-1 stock split effective June 22, 2010. For purposes of this table, beneficial ownership has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934:

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class(1)
George G. Andrews	225,997	(2)	2.2%
Charles W. Harrison	142,080	(3)	1.4%
Roy W. Sweat	244,000		2.4%
William Thomas, Chairman	680,040	(4)	6.8%
Cordy T. Vivian	111,868		1.1%
Shelby R. Wilkes	120,000		1.2%
Tarlee W. Brown	122,000		1.2%
Pratape Singh	180,000		1.8%
Executive Officers and Directors as a Group (8 persons)	1,825,985		18.1%

The Company knows of no arrangements, including any pledge by any person of securities of the Company, the operation of which may at a subsequent date result in a change in control of the Company.

(1)	The ownership percentage is based on 10,056,609 shares of common stock outstanding (split-adjusted) and does not include currently exercisable options.

(2)

Includes 96,893 shares owned by Mr. Andrews, 64,000 shares held jointly with Mr. Andrews’ spouse, and 65,104 shares held in the Company’s ESOP for the account of Mr. Andrews. Mr. Andrews exercised 10,639 options in 2012. 21,085 remaining options to purchase shares expire on April 18, 2013.

(3)	Includes 132,480 shares owned jointly by Mr. Harrison and his spouse and 9,600 shares held by Mr. Harrison’s children.

(4)	Includes 453,240 shares owned by Mr. Thomas; 2,800 shares held jointly by Mr. Thomas and his spouse; and 224,000 shares held by Thomas Cleaning Service, Inc., a company controlled by Mr. Thomas.

EQUITY COMPENSATION PLANS

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a) (c)
Equity compensation plans approved by security holders	168,017	$0.94	2,180,256

Equity compensation plans not approved by security holders	0	$0	0

Total	168,017	$0.94	2,180,256

All amounts are post-split adjusted.

EXECUTIVE COMPENSATION

The following table sets forth the aggregate compensation for the Company’s Chief Executive Officer. No other individual earned in excess of $100,000 in 2011.

SUMMARY COMPENSATION TABLE

December 31, 2011

Name and Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation ($)	All Other Compensation ($)	Total ($)
George G. Andrews,	2010	150,000	0	0	0	0	0	0	150,000
CEO, President, Director	2011	150,000	0	0	0	0	0	0	150,000

OUTSTANDING EQUITY AWARDS

December 31, 2011

Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)(2)	Number of Securities Underlying Unexercised Option (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
George G. Andrews,
CEO, President, Director	138,656	—	—	$0.94	4/18/13

(1)

On August 1, 2002, Mr. Andrews was granted the option to purchase 32,000 shares of common stock at $0.94 per share, expiring on August 1, 2012. On April 8, 2003, Mr. Andrews was granted the opinion to purchase 160,000 shares of common stock at $0.94 per share, expiring on April 8, 2013. All figures are post-split adjusted.

(2)	All outstanding equity awards are 100% vested.

Executive Employment Agreements

The Company has not entered into any compensatory plan or arrangement with respect to any individual named in the summary compensation table for the latest fiscal year which will result from the resignation, retirement, or other termination with the Company or from a change in control of the Company or a change in the individual’s responsibilities following a change in control.

DIRECTOR COMPENSATION

Effective January 1, 2010, the Board of Directors eliminated the payment of all director and committee fees.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company’s directors and executive officers, and certain business organizations and individuals associated therewith, have been customers of and have had banking transactions with the Company and are expected to continue such relationships in the future. Pursuant to such transactions, the Bank’s directors and executive officers from time to time have borrowed funds from the Bank for various business and personal reasons. Extensions of credit made by the Bank to its directors and executive officers have been made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than a normal risk of collectability or present other unfavorable features.

LEGAL PROCEEDINGS

The Company’s nature of business is such that it ordinarily results in a certain amount of litigation. In the opinion of management for the Company, there is no litigation in which the outcome will have a material effect on the consolidated financial statements.

There are no “material” pending legal proceedings, other than ordinary routine litigation incidental to the business of the Company, to which the Company or any of its subsidiaries is a party or of which any of their property is subject. Material proceedings are defined as claims for damages where the amount involved, exclusive of interest and cost, exceeds ten percent of the current assets of the Company and its subsidiaries on a consolidated basis.

During the previous ten years, no director or executive officer was the subject of a legal proceeding (as defined below) that is material to an evaluation of the ability or integrity of any director or executive officer. A “legal proceeding” includes: (a) any bankruptcy petition filed by or against any business of which such person was a general partner or executive prior to that time; (b) any conviction in a criminal proceeding or subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (c) any order, judgment, or decree of any court of competent jurisdiction, or any Federal or State authority permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of commodities business, securities or banking activities; and (d) any finding by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Futures Trading Commission of a violation of a federal or state securities or commodities law (such finding having not been reversed, suspended or vacated).

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES

EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934 and regulations of the SEC require our executive officers and directors and persons who beneficially own more than ten percent of any class of our equity securities, as well as certain affiliates of such persons to file initial reports of ownership of any equity securities of Capitol City Bancshares, Inc. and subsequent reports of changes in ownership of such securities with the SEC. Such persons also are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file. Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to the Company under Rule 16a-3(d) during 2011 and Form 5 and amendments thereto furnished to the Company during 2011, no person who, at any time during 2011, was a director, officer or beneficial owner of more than 10% of any class of equity securities of the Company failed to file on a timely basis any reports required by Section 16(a) during the 2011 fiscal year or previously.

INDEPENDENT PUBLIC ACCOUNTANT

Our Audit Committee of the Board of Directors has selected Nichols, Cauley & Associates, LLC to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2012. The Company does not expect a representative of this firm to attend the Annual Meeting.

During fiscal years 2010 and 2011, the Company retained its principal independent accountants to provide services in the following categories and amounts:

	2010	2011
Audit Fees	$160,818	$158,604
Audit Related Fees	$0.00	$19,093
Tax Fees	$0.00	$0.00
All other Fees	$0.00	$0.00

Total	$160,818	$177,697

All audit and non-audit services are pre-approved by the Audit Committee. The audit fees shown above include review of the Company’s periodic reports filed with the Securities and Exchange Commission in 2011. Audit Related Fees shown above include review of the Company’s non-periodic filings with the SEC in 2011.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

ON ACCOUNTING AND FINANCIAL DISCLOSURE

The Company’s principal accountant has not changed during the Company’s two (2) most recent fiscal years or any subsequent interim period. There has been no Form 8-K filed within 24 months prior to the date of the most recent financial statements reporting a change of accounting or reporting disagreements on any matter of accounting principle, practice, financial statement disclosure or auditing scope or procedure.

SHAREHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING

Shareholder proposals that are intended to be presented at next year’s Annual Meeting of Shareholders must be received by us no later than February 1, 2013, in order to be included in our proxy statement and related proxy materials for that meeting. Any such proposal must comply with the rules and regulations of the Securities and Exchange Commission.

SHAREHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Shareholders wishing to communicate with the Board of Directors or with a particular director may do so in writing addressed to the Board, or to the particular director, and sending it to the Secretary of the Company at the Company’s principal office at 562 Lee Street, S.W., Atlanta, Georgia 30310.

The Company does not have a formal policy for director attendance at the Company’s annual meeting; however, all directors are encouraged to attend. All of the members of the Board of Directors attended last year’s annual meeting.

OTHER MATTERS WHICH MAY COME BEFORE THE ANNUAL MEETING

Our Board of Directors knows of no matters other than those referred to in the accompanying Notice of Annual Meeting of Shareholders which may properly come before the Annual Meeting. However, if any other matter should be properly presented for consideration and voting at the Annual Meeting or any adjournments thereof, it is the intention of the persons named as proxies on the enclosed form of proxy card to vote the shares represented by all valid proxy cards in accordance with their judgment of what is in the Company’s best interest.

ANNUAL REPORTS

Upon receipt of a written request, we will furnish, without charge, any owner of common stock of the Company a copy of its Annual Report to the Securities and Exchange Commission on Form 10-K (the “10-K”) for the fiscal year ended December 31, 2011, including financial statements and the schedules thereto. Copies of exhibits to the 10-K are also available upon specific request and payment of a reasonable charge for reproduction. Such requests should be directed to the Secretary of the Company at the address indicated on the front of this proxy statement.

APPENDIX A

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATION

GENERAL

The purpose of this discussion is to focus on information about our financial condition and results of operations which are not otherwise apparent from the consolidated financial statements included in this Annual Report. Reference should be made to those statements and the selected financial data presented elsewhere in this report for an understanding of the following discussion and analysis. Historical results of operations and any trends which may appear are not necessarily indicative of the results to be expected in future years.

FORWARD-LOOKING STATEMENTS

This annual report contains certain forward-looking statements which are based on certain assumptions and describe future plans, strategies, and our expectations. These forward-looking statements are generally identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on our operations include, but are not limited to, changes in interest rates, general economic conditions, legislation and regulation, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of our loan or securities portfolio, demand for loan products, deposit flows, competition, demand for financial services in our market area, and accounting principles and guidelines. You should consider these risks and uncertainties in evaluating forward-looking statements and should not place undue reliance on such statements. We will not publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

SUMMARY

As of December 31, 2011, we reported total assets of $295.9 million, an increase of approximately $570 thousand, or 0.2%, over 2010. During 2011, we experienced decreases in total loans, net of unearned income of $15.4 million with the majority being offset by the increase in foreclosed assets of $9.2 million when compared to the same period in 2010. Securities available for sale increased approximately $5.6 million due primarily to our efforts to improve liquidity. For the year ended December 31, 2011, we had a net loss of $1.6 million as compared to a net income of $37 thousand for the year ended December 31, 2010.

CRITICAL ACCOUNTING POLICIES

We have established policies to govern the application of accounting principles in the preparation of our financial statements. Our significant accounting policies are described in Note 1 to the Consolidated Financial Statements. Certain accounting policies involve assumptions and decisions by management which may have a material impact on the carrying value of certain assets and liabilities, and the results of our operations. We consider these accounting policies to be our critical accounting policies. The assumptions and decisions used by management are based on historical data and other factors which are believed to be reasonable considering the circumstances.

Management believes that the allowance for loan losses and the accounting for deferred income taxes are the most critical accounting policies upon which the Company’s financial condition depends. The allowance for loan losses and the recognition of deferred taxes involve the most complex and subjective decisions and assessments that management must make.

Allowance for loan losses

Arriving at an appropriate level of allowance for loan losses involves a high degree of judgment. The Company’s allowance for loan losses provides for probable losses based upon evaluations of known and inherent risks in the loan portfolio. The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Loans are charged against the allowance for loan losses when management believes the collection of the principal is unlikely. The Company’s allowance for loan and lease losses is the amount considered adequate to absorb probable losses within the portfolio based on management’s evaluation of the size and current risk characteristics of the loan portfolio. Such evaluation considers prior loss experience, the risk rating distribution of the portfolios, the impact of current internal and external influences on credit loss and the levels of nonperforming loans. Specific allowances for loan and lease losses are established for large impaired loans and leases on an individual basis. The specific allowance established for these loans and leases is based on a thorough analysis of the most probable source of repayment, including the present value of the loan’s expected future cash flows, the loan’s estimated market value, or the estimated fair value of the underlying collateral. General allowances are established for loans that are classified as either special mention, substandard, or doubtful. These loans are assigned a risk rating, and the allocated allowance for loan losses is determined based upon the loss percentage factors that correspond to each risk rating. Loss percentage factors are based on the probable loss including qualitative factors. The qualitative factors consider credit concentrations, recent levels and trends in delinquencies and nonaccrual, and growth in the loan portfolio. The occurrence of certain events could result in changes to the loss factors. Accordingly, these loss factors are reviewed periodically and modified as necessary.

General allowances are established for loans and leases that can be grouped into pools based on similar characteristics. In this process, general allowance factors are based on an analysis of historical charge-off experience and expected losses given default derived from the Company’s internal risk rating process. These factors are developed and applied to the portfolio in terms of line of business and loan type. Adjustments are also made to the allowance for the pools after an assessment of internal and external influences on credit quality that have not yet been reflected in the historical loss or risk rating data. Unallocated allowances relate to inherent losses that are not otherwise evaluated in the first two elements. The qualitative factors associated with unallocated allowances are subjective and require a high degree of management judgment. These factors include the inherent imprecisions in mathematical models and credit quality statistics, recent economic uncertainty, losses incurred from recent events, and lagging or incomplete data.

The process of reviewing the adequacy of the allowance for loan losses requires management to make numerous judgments and assumptions about current events and subjective judgments, including the likelihood of loan repayment, risk evaluation, extrapolation of historical losses of similar banks, and similar judgments and assumptions. If these assumptions prove to be incorrect, charge-offs in future periods could exceed the allowance for loan losses.

Management considers the allowance for loan losses to be adequate and sufficient to absorb probable future losses; however, there can be no assurance that charge-offs in future periods will not exceed the allowance for loan losses or that additional provisions to the allowance will not be required.

Deferred income taxes

Deferred income tax assets and liabilities are determined using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

A valuation allowance for deferred tax assets is required when it is more likely than not that some portion or all of the deferred tax asset will not be realized. In assessing the realization of the deferred tax assets, management considers the scheduled reversals of deferred tax liabilities, projected future taxable income (in the near-term based on current projections), and tax planning strategies. As of December 31, 2011, there were no deferred income taxes as all had been written off as of December 31, 2010 due to losses sustained and none have been recorded during 2011.

RESULTS OF OPERATIONS

General

Our profitability is determined by our ability to effectively manage interest income and expense, to minimize loan and securities losses, to generate noninterest income, and to control noninterest expense. Because interest rates are determined by market forces and economic conditions beyond our control, the ability to generate net interest income is dependent upon our ability to obtain an adequate spread between the rate earned on interest-bearing assets and the rate paid on interest-bearing liabilities.

Net Interest Income

Our primary source of income is interest income from loans and investment securities. Net interest income increased by $854 thousand for the year ended December 31, 2011 with $8.9 million compared to $8.1 million at 2010. The increase in net interest income is primarily attributable to the decrease in our net cost on average interest-bearing liabilities. The rate paid on interest-bearing liabilities decreased from 2.75% to 2.17%, or 58 basis points, when comparing the year ended December 31, 2010 to December 31, 2011. The decrease in the rate paid on interest-bearing liabilities is due primarily to the repricing of deposits as they mature to the current lower rates. Also, brokered deposits typically demand higher rates which have directly impacted our net interest margin. Brokered deposits are a secondary source of funding the Company has used in the past which helped to fund loan demand in prior years. Management has worked to reduce dependency on this funding source during 2011 and 2010.

The yield on interest-earning assets increased from 5.83% to 5.90%, or 7 basis points, from December 31, 2010 to December 31, 2011. The increase in the yield on interest-earning assets is primarily the result of the increase in the yield on average loans of 8 basis points to 6.74% in 2011 as compared to 6.66% in 2010 and the increase in the yield on average securities of 12 basis points to 2.38% as compared to 2.26% in 2010. Average loans represented 81.7% and 81.6% of total interest-earning assets at December 31, 2011 and 2010, respectively. Stabilization and slight improvement of our yield on average loans is primarily due to our continued focus on the establishment of interest rate floors on new and renewing loans.

The key performance measure for net interest income is the net interest margin or net yield, which is net interest income divided by total average interest-earning assets. Interest-earning assets consist of interest-bearing deposits at other financial institutions, loans, securities, and federal funds sold. Interest-bearing liabilities consist of interest-bearing deposits, note payable, federal funds purchased, Federal Home Loan Bank advances, securities sold under repurchase agreements, and trust preferred securities.

The net interest margin increased to 3.60% for the year ended December 31, 2011 as compared to 3.02% for the year ended December 31, 2010. The yield on interest-earning assets and rates paid on interest-bearing liabilities is impacted by the 400 basis point decrease in the Prime Rate since December 31, 2007, and the fact that Prime has not changed since December 2008.

Interest Income and Interest Expense

The following table sets forth the amount of our interest income or interest expense for each category of interest-earning assets and interest-bearing liabilities and the average interest rate for total interest-earning assets and total interest-bearing liabilities, net interest spread and net interest margin.

	Years Ended December 31,
	2011			2010
	Average Balance	Income / Expense	Yields / Rates	Average Balance	Income / Expense	Yields / Rates
	(Dollars in thousands)
Earning assets:
Loans, net of unearned income (1)(2)	$202,394	$13,651	6.74%	$217,778	$14,497	6.66%
Securities (4)	40,287	958	2.38%	46,399	1,047	2.26%
Interest-bearing deposits in other financial institutions	530	1	0.19%	182	3	1.64%
Federal funds sold	4,639	4	0.09%	2,449	5	0.20%

Total interest-earning assets	247,850	14,614	5.90%	266,808	15,552	5.83%

Non-interest earning assets:
Cash and due from banks	8,371			8,654
Unrealized gains on securities available for sale	(37)			644
Allowance for loan losses	(5,463)			(5,812)
Other assets	51,668			44,327

Total Assets	$302,389			$314,621

Interest-bearing liabilities
Interest bearing demand and savings deposits	$35,698	328	0.91%	$35,999	380	1.05%
Time deposits	217,327	5,198	2.39%	219,120	6,833	3.12%

Total deposits	253,025	5,526	2.18%	255,119	7,213	2.83%
Other short-term borrowings	5,792	43	0.74%	13,883	152	1.09%
Long-term debt	3,403	131	3.85%	3,403	127	3.74%

Total interest-bearing liabilities	262,220	5,700	2.17%	272,405	7,492	2.75%

Non-interest bearing demand	28,082			28,327
Other liabilities	2,868			4,107
Stockholders’ equity (3)	9,219			9,782

Total Liabilities and Stockholders’ Equity	$302,389			$314,621

Net interest income/net interest spread		$8,914	3.72%		$8,060	3.08%

Net yield on earning assets			3.60%			3.02%

(1)	Average loans exclude average nonaccrual loans of $27.0 million and $23.8 million for the years ended December 31, 2011 and 2010, respectively.
(2)

Average loans are net of deferred loan fees and unearned interest. Interest on loans includes approximately $909 thousand and $1.3 million of loan fee income for the years ended December 31, 2011 and 2010.

(3)	Includes average unrealized losses on securities available for sale, net of tax.
(4)	Yields on the securities, which includes nontaxable securities, are not presented on a tax-equivalent basis.

Rate and Volume Analysis

The following table describes the extent to which changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities have affected our interest income and expense during the year indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (1) change in volume (change in volume multiplied by old rate); (2) change in rate (change in rate multiplied by old volume); and (3) a combination of change in rate and change in volume. The change in interest income and interest expense attributable to both volume and rate has been allocated proportionately to the change due to volume and the change due to rate. The following table represents information as of December 31, 2011 against December 31, 2010.

	2011 vs. 2010 Changes Due To:
	Rate	Volume	Increase (Decrease)
	(Dollars in thousands)
Increase (decrease) in:
Interest on loans	$175	$(1,021)	$(846)
Interest on securities	54	(143)	(89)
Interest on interest-bearing deposits in other financial institutions	(5)	3	(2)
Interest on federal funds sold	—	(1)	(1)

Total interest income	224	(1,162)	(938)

Interest on interest-bearing demand and savings deposits	(49)	(3)	(52)
Interest on time deposits	(1,580)	(55)	(1,635)
Interest on short-term borrowings	(39)	(70)	(109)
Interest on long-term debt	4	—	4

Total interest expense	(1,664)	(128)	(1,792)

Net interest income	$1,888	$(1,034)	$854

Provision for Loan Losses

The provision for loan losses is based on management’s evaluation of the economic environment, the history of charged off loans and recoveries, size and composition of the loan portfolio, nonperforming and past due loans, and other aspects of the loan portfolio. We review the allowance for loan loss on a quarterly basis and make provisions as necessary. Additional discussions on loan quality and the allowance for loan losses are included in the Asset Quality section of this report, Note 1 to the Consolidated Financial Statements, and above in the Critical Accounting Policies section of this report.

A provision of $2,746,000 was made for the year ended December 31, 2011 as compared to a provision of $470,000 made for the year ended December 31, 2010. The allowance for loan loss as a percentage of total loans was 2.34% and 2.21% at December 31, 2011 and December 31, 2010, respectively. Net charge-offs as a percentage of average outstanding loans were 1.27% in 2011 and 0.78% in 2010. Net loan charge-offs increased $920 thousand to $2.8 million for the year ended December 31, 2011 when compared to $1.9 million for the year ended December 31, 2010.

Other Income

Other income decreased by approximately $241 thousand for the year ended December 31, 2011 with $2.4 million compared to $2.6 million for the same period in 2010. The most significant component of other income is service charges on deposit accounts which accounts for 59% and 58% of total other income for the years ended

December 31, 2011 and 2010, respectively. Service charges on deposit accounts include monthly service charges, non-sufficient funds (“NSF”) charges, and other miscellaneous maintenance fees. The amount of service charges fluctuates with the volume of transaction accounts and the volume of NSF activity. The decrease in other income for the year ended December 31, 2011 is largely due to the decreases in gains on sales of securities available for sale of approximately $165 thousand when comparing 2011 to 2010. For 2011, a loss on sales of foreclosed real estate was recorded for $37 thousand when compared to 2010 of a gain on sales of foreclosed real estate of $26 thousand.

Other Expenses

Other expenses decreased by approximately $31 thousand for the year ended December 31, 2011 with $10.1 million compared to $10.2 million for the same period in 2010. This decrease is primarily a result of a reduction of other operating expenses of $97 thousand with regulatory assessment fees decreasing $316 thousand and telephone expenses decreasing approximately $92 thousand offset by a $282 thousand increase in other real estate expenses. Occupancy and equipment expenses decreased $24 thousand when comparing the year ended December 31, 2011 to the year ended December 31, 2010. Salaries and employee benefits increased $90 thousand for 2011 when compared to 2010. At December 31, 2011, the number of full-time equivalent employees was 81 compared to 78 at December 31, 2010.

We continue to be a high volume, consumer oriented bank. This strategy continues to be beneficial to us in many ways; however, with high volume generally comes increased expenses, costs and operating losses. Management closely monitors these activities and the related costs.

The mortgage company previously originated loans which were table funded through independent investors. During third quarter 2008, the mortgage company became dormant due to declines in the real estate market. Operations since this time consist of operating expenses and taxes only. The net loss for the year ended December 31, 2011 and December 31, 2010 was $3,289 and $4,299.

Income Tax Benefits

As of December 31, 2011, the Company has no more income taxes that it could recover from prior periods. Because of this tax situation, and the uncertainty of the realizability of deferred income taxes, no tax benefit has been recorded for the year ended December 31, 2011 and 2010.

Return on Equity and Assets

The following table shows return on assets, return on equity, dividend payout ratio and stockholders’ equity to assets ratio for the years indicated.

	Year Ended December 31,
	2011	2010
Return on assets (1)	-0.53%	0.01%
Return on equity (2)	-17.30%	0.37%
Dividend payout (3)	0.00%	0.00%
Equity to assets (4)	3.05%	3.11%

(1)	Net income (loss) divided by average total assets.
(2)	Net income (loss) divided by average equity.
(3)	Dividends declared per share of common stock divided by basic loss per share.
(4)	Average equity divided by average total assets.

FINANCIAL CONDITION

Total assets increased approximately $571 thousand, or 0.2%, from 2010 to 2011 with $295.9 million. The increase was largely due to an increase of $1.7 million from cash and due from banks and an increase of $5.6 million in securities available for sale. Loans, net of unearned income decreased $15.4 million with $10.3 million in loans moving to foreclosed real estate and $3.1 million in loans being charged off during 2011. The remaining decrease in loans is attributed to payoff of loans from customers. The loan to deposit ratio at December 31, 2011 was 79.5% compared to 85.6% at December 31, 2010.

Total deposits increased $1.6 million, or 0.6%, when comparing December 31, 2011 to December 31, 2010. This increase is attributed to $6.4 million increase in non-interest bearing demand deposits, interest-bearing demand deposits, money market and savings accounts with a decrease in time deposits of $4.8 million. Time deposits of $100,000 or more increased during this same time period by $13.3 million, to $126.4 million, while other time deposits decreased during the period by $18.1 million, to $84.8 million. Noninterest-bearing demand deposits accounted for 10.3% and 8.9% of total deposits at December 31, 2011 and 2010, respectively. Brokered certificates of deposits decreased $5.7 million to $13.9 million as of December 31, 2011.

Stockholders’ equity decreased by $1.0 million for December 31, 2011. This net decrease consisted of net loss of $1.6 million, proceeds from issuance of common stock of $110 thousand, dividends declared on preferred stock of $62 thousand, and net increases in accumulated other comprehensive income of $507 thousand.

Average total assets decreased $12.2 million from 2010 to 2011. Average interest-earning assets decreased $18.9 million from 2010 to 2011, including a decrease of $15.4 million in average total loans, and a decrease in $6.1 million in securities, offset by an increase in federal funds sold of $2.2 million and an increase of $348 thousand in interest-bearing deposits in other financial institutions. Average interest-bearing liabilities decreased during the same period by $10.2 million from $272.4 million to $262.2 million, largely due to a decrease of $8.1 million in average Federal Home Loan Bank advances and a decrease of $2.1 million in average interest bearing deposits. These increases and decreases in average balances for the year ended December 31, 2011 reflect management’s attempts to maximize interest-earning assets and the overall margin.

SECURITIES AVAILABLE FOR SALE

Securities in our investment portfolio totaled $42.6 million at December 31, 2011, compared to $37.0 million at December 31, 2010. The most significant increases in the securities portfolio have resulted from the purchases of $21.0 million in state, county and municipal bonds and $21.4 million in mortgage-backed securities, which were offset by the sale of $7.4 million in state, county and municipal bonds, the sale and/or paydowns of $29.4 million in mortgage-backed securities and the sale and/or paydowns of $580 thousand in U.S. Government sponsored enterprise bond. Gains on the sales of securities available for sale for 2011 were $404 thousand. At December 31, 2011, the securities portfolio had unrealized net gains of approximately $73 thousand.

	December 31,
	2011	2010
	(Dollars in thousands)
Securities available for sale:
U.S. Government sponsored enterprises (GSEs)	$—	$583
State, county and municipals	15,964	2,208
Mortgage-backed securities GSE residential	25,925	33,543
Trust preferred securities	628	628
Equity securities	50	50

Total securities	$42,567	$37,012

The following table set forth the maturities of the investment securities at carrying value at December 31, 2011 and the related weighted yields. For presentation purposes, the equity securities are not included in the maturity table below because they have no contractual date.

	Maturity
	One Year or Less		One through Five Years		Five Through Ten Years		Over Ten Years
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Totals
	(Dollars in thousands)
Securities available for sale:
U.S. Government sponsored enterprises (GSEs)	$—	0.00%	$—	0.00%	$—		$—		$—
State, county and municipals	500	6.39%	500	6.54%	7,433	2.81%	7,531	4.23%	15,964
Mortgage-backed securities
GSE residential	—	0.00%	—	0.00%	7	2.13%	25,918	1.84%	25,925
Trust preferred securities	—	0.00%	525	9.50%	—	0.00%	103	3.70%	628

Total securities	$500	6.39%	$1,025	8.06%	$7,440	2.81%	$33,552	2.38%	$42,517

For the purpose of the maturity table, mortgage-backed securities, which are not due at a single maturity date, have been allocated over maturity groupings based on the weighted-average contractual maturities of underlying collateral. The mortgage-backed securities may mature earlier than their weighted-average contractual maturities because of principal prepayments.

LOANS

Total loans, net of unearned income decreased approximately $15.4 million, or 6.53%, at December 31, 2011. This decrease is due to approximately $10.3 million in loans being transferred to foreclosed real estate and $3.1 million in loans being charged off during 2011.

At December 31, 2011, the Company had loan concentrations in real estate totaling $212,264,797 or 96.1% of total loans. Loans secured by the cash value of deposits or investments of $3,927,837 or 1.8% of total loans. The remaining $4,722,866 or 2.1% of total loans consist of unsecured, vehicle, business asset and other loans.

The following table presents a summary of the loan portfolio (gross) according to type of loans.

	December 31,
	2011	2010
	(Dollars in thousands)
Unsecured	$848	$883
Cash value	3,928	4,825
Residential real estate	31,147	38,448
Commercial real estate	181,118	186,282
Business assets	1,822	3,386
Vehicles	1,949	2,586
Other	104	106

Total Loans	$220,916	$236,516

The following table sets forth the contractual maturity distribution of loans as of December 31, 2011.

2011
(Dollars in thousands)
Commercial
One year or less	$3,382
After one through five years	1,785
After five years	1,905

Total Commercial Loans	$7,072

Construction
One year or less	$8,454
After one through five years	1,260
After five years	2,707

Total Construction Loans	$12,421

Other
One year or less	$82,157
After one through five years	75,128
After five years	44,138

Total Other Loans	$201,423

Total Loans	$220,916

The following table summarizes loans at December 31, 2011 with due dates after one year which have predetermined interest rates or floating or adjustable interest rates.

2011
(Dollars in thousands)
Predetermined interest rates	$55,313
Floating or adjustable interest rates	71,610

Total	$126,923

ASSET QUALITY

At year-end 2011, the loan portfolio was 74.4% of total assets. Management considers asset quality to be of primary importance.

The following is a category detail of our allowance percentage and reserve balance by loan type at December 31, 2011 and December 31, 2010:

	December 31, 2011		December 31, 2010
Loan Group Description	Calculated Reserves	Reserve %	Calculated Reserves	Reserve %
Unsecured	$97,961	11.55%	$63,020	7.14%
Cash Value	16,727	0.43%	5,210	0.11%
Residential real estate	2,083,285	6.69%	2,258,833	5.88%
Commercial real estate	2,480,770	1.37%	2,234,925	1.20%
Business assets	299,741	16.45%	316,844	9.36%
Vehicles	176,021	9.03%	141,759	5.48%
Other	—	0.00%	5	0.00%
Unallocated	—	0.00%	203,168	0.00%

Total Allowance for Loan Loss	$5,154,505	2.34%	$5,223,764	2.21%

Loans classified for regulatory purposes as loss, doubtful, substandard, or special mention that have not been included in the table above do not represent or result from trends or uncertainties which management reasonably expects will materially impact future operating results, liquidity, or capital resources. These classified loans do not represent material credits about which management is aware of any information which causes management to have serious doubts as to the ability of such borrowers to comply with the loan repayment terms.

As of December 31, 2010, the higher charge off percentage of residential real estate consisted largely of failed or struggling construction loans used to build or develop residential 1-4 family units. As a result of the decline in real estate, the related problem loans were identified and charged off as needed. As a result of the prior charge offs, the remaining residential real estate portfolio, consists of mostly owner occupied single family 1st or 2nd mortgage loans. In addition, by identifying other impaired residential loans and allocating specific reserves based on calculated impairments, the remaining portfolio of residential loans are considered to be primarily good to excellent credit quality. The current reserve percentage of residential real estate loans is an indicator of this activity due to historical losses and identified impairment write downs. While the amount of the calculated allowance for loan losses for residential real estate has decreased by $176 thousand when comparing December 31, 2011 to December 31, 2010, the charge offs in this segment has increased reflecting the continuing decline in real estate values of outstanding residential real estate loans. As of December 31, 2011, management is still considers the remaining portfolio of residential loans that are not impaired to be primarily good to excellent credit quality. Management also believes that they have identified all impaired residential real estate loans as of December 31, 2011 and have allocated specific reserves based on calculated impairments.

Updated appraisals or evaluations are generally obtained annually for impaired collateral dependent loans and ORE. If there is a concern about the appraised value, the procedure is to contact the appraisal management company and discuss the concern. Next, the appraisal management company will perform an internal review of the appraisal and make their conclusions. The appraiser may be contacted by the appraisal management company and an adjustment or a new appraisal might be obtained. Only on a few occasions, adjustments were made to outdated appraisals. The individuals making the adjustment factored in the current economic factors, market conditions, recent sales and current trends on similar types of properties to determine a percentage for the adjustment. Property evaluations were used in lieu on appraisals as long as it is within USPAP guidelines. Appraisals are obtained for all collateral dependent loans at the initial underwriting. On annual reviews, updated appraisals are generally obtained. However, we used tax assessments, broker evaluations or present value of discounted cash flows to obtain a value until a new appraisal is obtained.

Information regarding certain loans and allowance for loan loss data for the years ended December 31, 2011 and 2010 is as follows:

	December 31,
	2011	2010
	(Dollars in thousands)
Average amount of loans outstanding	$229,344	$242,979

Balance of allowance for loan losses at beginning of period	$5,224	$6,649

Loans charged off
Commercial	(219)	(11)
Real estate	(2,592)	(2,074)
Installment	(243)	(80)

	(3,054)	(2,165)

Loans recovered
Commercial	12	44
Real estate	217	197
Installment	10	29

	239	270

Net charge-offs	(2,815)	(1,895)

Additions to allowance charged to operating expense during period	2,746	470

Balance of allowance for loan losses at end of period	$5,155	$5,224

Ratio of net loans charged-off during the period to average loans outstanding	1.23%	0.78%

As of December 31, 2011, the Company had approximately $48.6 million in loans specifically evaluated for impairment with approximately $2.9 million in associated specific reserves. As of December 31, 2010 the Company had $50.4 million in loans specifically evaluated for impairment with approximately $2.0 million in associated specific reserves. Impaired loans represented 22.0% and 21.3% of the portfolio as of December 31, 2011 and December 31, 2010, respectively. Nonaccrual loans are by definition considered impaired loans and as such the impaired loans included $24.4 million and $29.5 million of nonaccrual loans as of December 31, 2011 and December 31, 2010, respectively.

We have noted an overall decrease in the amount of loans evaluated for impairment since December 31, 2010. The $1.8 million decrease in impaired loans from December 31, 2010 to December 31, 2011 was due to a decrease in impaired business asset loans and real estate loans. The primary reason for the decrease in real estate impaired loans was due to foreclosure; however, these decreases were partially offset by further migration of loans to impaired status. The overall level of impaired loans as of December 31, 2011 is still higher than impaired loans as of December 31, 2009, but lower than December 31, 2010. The rate of loans migrating from performing status to non performing status appears to have decreased.

The remaining portfolio of loans not considered impaired as of December 31, 2011 was $172.3 million, and the allowance for loan losses associated with these loans was $2.2 million or 1.30% of the unimpaired principal balance. As of December 31, 2010, loans not considered impaired were $186.1 million and the associated allowance was $3.2 million or 1.73% of unimpaired principal balance. Management has determined that the allowance for loan losses in relation to unimpaired loans is reflective of the probable credit losses inherent in this portfolio based on its evaluation of the collectability of loans in light of historical experience, nature and volume of the unimpaired portfolio, overall portfolio quality, underlying collateral values and prevailing economic conditions. Overall, the Company charged off $7.4 million in 2009, $2.2 million in 2010 and $3.1 million in 2011. As the primary source of our charge-offs relates to real estate valuations on impaired loans, real estate values are noted as still declining but at a much slower pace. Although, impaired loans as a percentage of the portfolio continues at a high level, charge offs as a percentage of loans was lower in 2010 than 2009; and 2011 trends, while slightly higher than prior year, are still positive and overall economic conditions in our market appear to have stabilized. As of December 31, 2011, $212 million of our $221 million loan portfolio were either residential or commercial real estate loans, therefore our specific reserves on impaired loans are highly subject to changes in the underlying value of the collateral. We believe our allowance for loan losses as a percentage of loans is sufficient to cover probable losses.

NONPERFORMING ASSETS

The total amount of nonperforming assets, which includes nonaccruing loans, other real estate owned, repossessed collateral, and loans for which payments are more than 90 days past due was $44.8 million at December 31, 2011, representing an increase of $5.8 million (14.7%) from December 31, 2010. This increase is attributable to increases of $1.7 million in past dues over 90 days still accruing, $9.2 million in foreclosed assets, and a decrease of $5.2 million in nonaccrual loans. Total nonperforming assets were 20.36% of total loans at December 31, 2011, compared to 16.59% at December 31, 2010. Nonperforming assets represented 15.15% of total assets at December 31, 2011, compared to 13.23% of total assets at December 31, 2010. Nonaccrual loans represented 11.08% of total loans outstanding at December 31, 2011, compared to 12.54% of total loans outstanding at December 31, 2010. There were no related party loans which were considered to be nonperforming at December 31, 2011.

At December 31, 2011 and 2010, nonperforming assets were as follows:

	December 31,
	2011	2010
	(Dollars in thousands)
Total nonaccruing loans	$24,385	$29,547
Loans contractually past due ninety days or more as to interest or principal payments and still accruing	2,297	620
Other real estate owned	18,152	8,917
Repossessed assets	2	—

Total nonperforming assets	$44,836	$39,084

It is our policy to discontinue the accrual of interest income when, in the opinion of management, collection of such interest becomes doubtful. This status is accorded such interest when (1) there is a significant deterioration in the financial condition of the borrower and full repayment of principal and interest is not expected and (2) the principal or interest is more than ninety days past due, unless the loan is both well-secured and in the process of collection. Accrual of interest on such loans is resumed when, in management’s judgment, the collection of interest and principal becomes probable.

Due to collateral values of the underlying collateral and losses already recognized, we do not anticipate significant additional losses related to identified impaired loans. Management believes the allowance for loan loss at December 31, 2011 is adequate to absorb any foreseeable losses in the loan portfolio.

DEPOSITS

Average deposits decreased approximately $2.3 million during 2011. This decrease is mostly attributed to the decrease in the average balance on time deposits. Average time deposits decreased $1.8 million to $217.3 million during 2011 as compared to $219.1 million during 2010. The decrease in average time deposits is attributed to the maturity of brokered time deposits and the lessening of the reliance on internet (out-of-market) funding as management is now concentrating on replacing these deposits with more traditional (“core”) deposits.

The following table sets forth the average amount of deposits and average rate paid on such deposits for the years ended December 31, 2011 and 2010.

	Years Ended December 31,
	2011		2010
	Average Balance	Yields / Rates	Average Balance	Yields / Rates
	(Dollars in thousands)
Non-interest bearing demand	$28,082	0.00%	$28,327	0.00%
Interest bearing demand and savings deposits	35,698	0.91%	35,999	1.05%
Time deposits	217,327	2.39%	219,120	3.12%

Total	$281,107	2.18%	$283,446	2.83%

Time deposits greater than $100,000 totaled $126.4 million at December 31, 2011, compared to $113.0 million at December 31, 2010. Our overall change in time deposits between December 31, 2010 and December 31, 2011 was minimal; however, we did experience a shift in the size of our time deposits. This shift was primarily due to the continued effect of the increase in deposit insurance limits for time deposits and an overall decrease in brokered deposits. As brokered deposits (other deposits) mature, they are replaced with time deposits with lower interest rates resulting in (1) little or no effect on liquidity and (2) increased income due to significantly lower interest expense. The following table presents the maturities of time deposits of $100,000 or more as of December 31, 2011 for the periods indicated.

(Dollars in thousands)
Three months or less	$29,247
Over three through twelve months	52,741
Over twelve months	44,363

Total	$126,351

REGULATORY CAPITAL REQUIREMENTS

At December 31, 2011, our capital to asset ratios were considered significantly under capitalized based on guidelines established by regulatory authorities. At December 31, 2011, stockholders’ equity was $8.2 million versus $9.2 million at December 31, 2010. This decrease is attributed to a net loss of $1.6 million being offset by proceeds from issuance of common stock of $110 thousand, dividends declared on preferred stock of $62 thousand, and net increases in accumulated other comprehensive income of $507 thousand.

The primary sources of funds available to the holding company are the payment of dividends by our subsidiaries. Banking regulations limit the amount of the dividends that may be paid by our bank subsidiary without prior approval of the Bank’s regulatory agency. Currently, no dividends can be paid by the Bank to the holding company without regulatory approval. The payment of dividends is decided by the Board of Directors based on factors available to them at the time of declaration.

Banking regulations require us to maintain minimum capital levels in relation to assets. At December 31, 2011, Company’s and Bank’s capital ratios were considered significantly under capitalized based on regulatory minimum capital requirements. The minimum capital requirements and the actual capital ratios for the Company and Bank at December 31, 2011 are as follows:

	Actual		Minimum Required for Capital Adequacy Purposes		Minimum Required For Compliance With Consent Order
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)
As of December 31, 2011:
Total Capital to Risk Weighted
Assets:
Consolidated	$14,075	5.47%	$20,585	8.00%	N/A	N/A
Bank	$15,237	5.93%	$20,566	8.00%	$25,708	10.00%
Tier I Capital to Risk Weighted
Assets:
Consolidated	$10,837	4.21%	$10,292	4.00%	N/A	N/A
Bank	$12,000	4.67%	$10,283	4.00%	N/A	N/A
Tier I Capital to Average Assets:
Consolidated	$10,837	3.62%	$11,961	4.00%	N/A	N/A
Bank	$12,000	4.02%	$11,952	4.00%	$23,904	8.00%

	Actual		Minimum Required for Capital Adequacy Purposes		Minimum Required For Compliance With Consent Order
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)
As of December 31, 2010:
Total Capital to Risk Weighted
Assets:
Consolidated	$16,176	6.21%	$20,825	8.00%	N/A	N/A
Bank	$16,600	6.38%	$20,801	8.00%	$26,001	10.00%
Tier I Capital to Risk Weighted
Assets:
Consolidated	$12,901	4.96%	$10,412	4.00%	N/A	N/A
Bank	$13,325	5.12%	$10,401	4.00%	N/A	N/A
Tier I Capital to Average Assets:
Consolidated	$12,901	4.17%	$12,382	4.00%	N/A	N/A
Bank	$13,325	4.31%	$12,370	4.00%	$24,739	8.00%

We are not aware of any other recommendations by the regulatory authorities, events or trends, which, if they were to be implemented, would have a material effect on our liquidity, capital resources, or operations.

LIQUIDITY

Liquidity management involves the matching of the cash flow requirements of customer withdrawals of funds and the funding of loan originations, and the ability of our subsidiary bank to meet those requirements. Management monitors and maintains appropriate levels of liquidity so that maturities of assets and deposit growth are such that adequate funds are provided to meet estimated customer withdrawals and loan requests. We seek to meet liquidity requirements primarily through management of federal funds sold, securities available for sale, monthly amortizing loans, and the repayment of maturing single payment loans. We also maintain relationships with correspondent banks which can provide funds on short notice.

At December 31, 2011, the Bank’s liquidity ratio of 10.35% was considered satisfactory in relation to regulatory guidelines, although it was below internal targets. During the second quarter of 2010 the Company’s credit availability with the FHLB was rescinded. On March 23, 2011, the Company was notified that its credit availability had been reinstated for a maximum of 4% of total assets of the Bank. As of December 31, 2011, the Company had availability with FHLB of $6.4 million. As of December 31, 2011, the Company had the ability to borrow up to $5 million in federal funds from correspondent banks. It also had an available repurchase line with a correspondent bank of $10 million and borrowing capacity through the Federal Reserve Discount Window of $2.5 million.

OFF BALANCE SHEET ARRANGEMENTS

Our financial statements do not reflect various commitments and contingent liabilities that arise in the normal course of business. These off-balance sheet financial instruments include commitments to extend credit and standby letters of credit. Such financial instruments are included in the financial statements when funds are distributed or the instruments become payable. Our exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. We use the same credit policies in making commitments as we do for on-balance sheet instruments. Although these amounts do not necessarily represent future cash requirements, a summary of our commitments as of December 31, 2011 are as follows:

December 31, 2011
(Dollars in thousands)
Commitments to extend credit	$4,196
Financial standby letters of credit	544
Other standby letters of credit	340

$5,080

CONTRACTUAL OBLIGATIONS

The following table presents the Company’s contractual obligations as of December 31, 2011.

	Payments Due After December 31, 2011
	Total	1 Year or Less	1-3 Years	4-5 Years	After 5 Years
	(Dollars in thousands)
Note payable	$275	$275	$—	$—	$—
Federal Home Loan Bank advances	5,500	5,500	—	—	—
Company guaranteed trust-preferred securities	3,403	—	—	—	3,403

Total contractual cash obligations	$9,178	$5,775	$—	$—	$3,403

We did not have any material commitments for capital expenditures at December 31, 2011.

ASSET/LIABILITY MANAGEMENT

Our objective is to manage assets and liabilities to provide a satisfactory, consistent level of profitability within the framework of established cash, loan, investment, and capital policies. Certain officers are charged with the responsibility for monitoring policies and procedures that are designed to ensure acceptable composition of the asset/liability mix. It is the overall philosophy of management to support asset growth primarily through growth of core deposits of all categories deposited by individuals and corporations in our primary market area.

Our asset/liability mix is monitored on a regular basis. The objective of this policy is to monitor interest rate sensitive assets and liabilities so as to minimize the impact of substantial movements in interest rates on earnings. An asset or liability is considered to be interest rate-sensitive if it will reprice or mature within the time period analyzed, usually one year or less. The interest rate-sensitivity gap is the difference between the interest-earning assets and interest-bearing liabilities scheduled to mature or reprice within such time period. A gap is considered positive when the amount of interest rate-sensitive assets exceeds the amount of interest-rate liabilities. A gap is considered negative when the amount of interest rate-sensitive liabilities exceeds the interest rate-sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income, while a positive gap would tend to result in an increase in net interest income,. Conversely, during a period of falling interest rates, a negative gap would tend to result in an increase in net interest income, while a positive gap would tend to adversely affect net interest income. If our assets and liabilities were equally flexible and move concurrently, the impact of any increase or decrease in interest rates on net interest income would be minimal.

A simple interest rate “gap” analysis by itself may not be an accurate indicator of how net interest income will be affected by changes in interest rates. Accordingly, we also evaluate how the repayment of particular assets and liabilities is impacted by changes in interest rates.

Income associated with interest-earning assets and costs associated with interest-bearing liabilities may not be affected uniformly by changes in interest rates. In addition, the magnitude and duration of changes in interest rates may have a significant impact on net interest income. For example, although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. Interest rates on certain types of assets and liabilities fluctuate in advance of changes in general market rates, while interest rates on other types may lag behind changes in general market rates. In addition, certain assets, such as adjustable rate mortgage loans, have features (generally referred to as “interest rate caps and floors”) which limit the amount of changes in interest rates. Prepayment and early withdrawal levels also could deviate significantly from those assumed in calculating the interest rate gap. The ability of many borrowers to service their debts also may decrease during periods of rising interest rates.

Changes in interest rates also affect our liquidity position. We currently price deposits in response to market rates and it is our intention to continue this policy. If deposits are not priced in response to market rates, a loss of deposits could occur which would negatively affect our liquidity position.

At December 31, 2011, our cumulative one year interest rate sensitivity gap ratio was 84%. The Company’s targeted ratio is 80% to 120% in this time horizon. This indicates that our interest-bearing liabilities will reprice during this period at a rate faster than our interest-earning assets.

The following table sets forth the distribution of the repricing of our interest-earning assets and interest-bearing liabilities as of December 31, 2011, as well as the interest rate sensitivity gap (i.e., interest rate sensitive assets less interest rate sensitive liabilities), the cumulative interest rate sensitivity gap, the interest rate sensitivity gap ratio (i.e., interest rate sensitive assets divided by interest rate sensitive liabilities) and the cumulative interest rate sensitivity gap ratio. The table also sets forth the time periods in which interest-earning assets and interest-bearing liabilities will mature or may reprice in accordance with their contractual terms. However, the table does not necessarily indicate the impact of general interest rate movements on the net interest margin since the repricing of various categories of assets and liabilities is subject to competitive pressures and the needs of our customers. In addition, various assets and liabilities indicated as repricing within the same period may in fact reprice at different times within such period and at different rates.

	Within Three Months	After Three Months But Within One Year	After One Year But Within Five Years	After Five Years	Total
	(Dollars in thousands)
Interest-earning assets:
Interest-bearing deposits	$636	$—	$—	$—	$636
Federal funds sold	595	—	—	—	595
Securities available for sale	550	—	1,025	40,992	42,567
Restricted equity securities	793	—	—	—	793
Loans (1)	110,036	33,109	45,023	8,363	196,531

Total interest-earning assets	112,610	33,109	46,048	49,355	241,122

Interest-bearing liabilities:
Interest-bearing demand deposits and savings	37,301	—	—	—	37,301
Certificates, less than $100,000	15,582	33,219	36,012		84,813
Certificates, $100,000 and over	29,247	52,741	44,363	—	126,351
Note payable	275	—	—	—	275
Federal Home Loan Bank advances	—	5,500	—	—	5,500
Company guaranteed trust preferred securities	—	—	—	3,403	3,403

Total interest-bearing liabilities	82,405	91,460	80,375	3,403	257,643

Interest rate sensitivity gap	$30,205	$(58,351)	$(34,327)	$45,952

Cumulative interest rate sensitivity gap	$30,205	$(28,146)	$(62,473)	$(16,521)

Interest rate sensitivity gap ratio	1.37	0.36	0.57

Cumulative interest rate sensitivity gap ratio	1.37	0.84	0.75	0.94

(1)	Excludes nonaccrual loans of $24.4 million.

We have included all interest-bearing demand deposits and savings deposits in the three month maturity category because these deposits can be withdrawn immediately and reprice immediately. However, based on our experience, the majority of these deposits are expected to remain in the Bank regardless of interest rate movements.

We actively manage the mix of asset and liability maturities to control the effects of changes in the general level of interest rates on net interest income. Except for its effect on the general level of interest rates, inflation does not have a material impact on us due to the rate variability and short-term maturities of our earning assets. In particular, approximately 68% of the loan portfolio is comprised of loans that mature or reprice within one year.

EFFECTS OF INFLATION

The impact of inflation on banks differs from its impact on non-financial institutions. Banks, as financial intermediaries, have assets which are primarily monetary in nature and which tend to fluctuate in concert with inflation. A bank can reduce the impact of inflation if it can manage its rate sensitivity gap. This gap represents the difference between rate sensitive assets and rate sensitive liabilities. We, through our asset-liability committee, attempt to structure the assets and liabilities and manage the rate sensitivity gap, thereby seeking to minimize the potential effects of inflation. For information on the management of our interest rate sensitive assets and liabilities, see the “Asset/Liability Management” section.

APPENDIX B

ARTICLES OF AMENDMENT

TO THE

ARTICLES OF INCORPORATION

OF

CAPITOL CITY BANCSHARES, INC.

Pursuant to Section 14-2-1001 of the Georgia Corporation Code, Capitol City Bancshares, Inc. (Corporation) hereby adopts the following Amendments to its Articles of Incorporation, as amended (Amendments):

1.    The name of the Corporation is Capitol City Bancshares, Inc.

2.    Article 8 of the Articles of Incorporation is hereby amended to incorporate therein as Article 8(c) the designation of the rights, privileges, preferences, and limitations of the Series C Preferred Stock as set forth in Attachment 1 to these Articles of Amendment.

3.    The designation, rights, preferences, and limitations pertaining to the Series C Preferred Stock set forth in Attachment 1 hereto were duly adopted by the Board of Directors of the Corporation by resolutions dated April 10, 2012, pursuant to the authority conferred upon the Board of Directors by the Articles of Incorporation of the Corporation, which authorizes the issuance of up to 5,000,000 shares of preferred stock, in series, and by Section 14-2-602 of the Georgia Business Corporation Code.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to the Articles of Incorporation to be executed as of April 24, 2012.

CAPITOL CITY BANCSHARES, INC.

By:	/s/ George G. Andrews

Print Name:	George G. Andrews

Its:	President and CEO

ATTACHMENT 1

CAPITOL CITY BANCSHARES, INC.

SERIES C PREFERRED STOCK

Relative Rights and Preferences and Other Terms

As Designated By the Board of Directors

1.	Designation and Number.

(a)    The class of shares of Preferred Stock hereby authorized shall be designated the “Series C Preferred Stock.” As used hereinafter, the term “Preferred Stock” without designation shall refer to shares of Series C Preferred Stock. The number of authorized shares of the Series C Preferred Stock shall be 40,000 shares.

(b)    The Preferred Stock shall, with respect to dividend rights and rights on liquidation, winding up and dissolution, rank senior to the Corporation’s Common Stock and to all classes and series of capital stock of the Corporation hereafter authorized, issued, or outstanding; provided, however, that the Series C Preferred Stock shall rank junior to the 10,000 shares of the Corporation’s Series A and 6,078 shares of the Corporation’s Series B Preferred Stock, which are currently issued and outstanding, and will be pari passu with, or senior to, any concurrently or subsequently issued series of the Corporation’s Preferred Stock.

2.	Dividend Provisions.

(a)    The holder of the Preferred Stock shall be entitled to receive in cash each fifth anniversary date of the issuance of the Preferred Stock, out of funds at the time legally available for payment of dividends, a cumulative dividend at the rate of three (3%) percent per annum, if, as, and when declared by the Board of Directors of the Corporation.

(b)    If any cumulative dividends on the Preferred Stock are not declared or paid for any reason, the right of the holder of the Preferred Stock to receive payment of such dividends shall not lapse or terminate, but said unpaid dividends shall accumulate without interest and shall be paid to the holders of the Preferred Stock, when and as authorized by the Board of Directors of the Corporation, before any sum or sums shall be set aside for or applied to the purchase, redemption or other acquisition for value of shares of any other class or series, and before any dividends shall be paid or declared, or any other distribution shall be ordered or made, upon Corporation’s common shares or of any other junior-ranking class or series of preferred stock issued after the date of this Agreement, provided, however, the Series C Preferred Stock shall rank junior to the issued and outstanding Series A and Series B Preferred Stock, and pari passu with, or senior to, any concurrently or subsequently issued series of the Corporation’s Preferred Stock.

3.    Liquidation Preference.  In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, the holder of the Preferred Stock shall be paid out of the assets of the Corporation available for distribution to its shareholders an amount equal to One Hundred and No/100 Dollars ($100.00) per share of Preferred Stock plus accumulated and unpaid dividends through the payment date, before any payments or distribution of the assets of the Corporation shall be made to the holders of the Corporation’s common shares or of any other junior-ranking class or series of preferred stock of the Corporation issued after the date of this Agreement. The Series C Preferred Stock shall rank junior to the issued and outstanding Series A and Series B Preferred Stock, and pari passu with, or senior to, any concurrently or subsequently issued series of the Corporation’s Preferred Stock.

4.	Redemption.

(a)    At any time on or after the tenth (10th) anniversary date of the issuance of the Preferred Stock, the holder of Preferred Stock may require the Corporation to purchase and redeem all shares of Series C Preferred

Stock at the price of One Hundred and No/100 Dollars ($100.00) per share, plus an amount equal to all accumulated and unpaid dividends, on all outstanding shares of Preferred Stock. The dividend for the year during which redemption occurs shall be prorated.

(b)    At any time on or after the fifth (5th) anniversary date of the issuance of the Series C Preferred Stock, the Corporation may purchase and redeem all shares of Preferred Stock at the price of One Hundred and No/100 ($100.00) per share, plus an amount equal to all accumulated and unpaid dividends, on all outstanding shares of Preferred Stock. The dividend for the year during which redemption occurs shall be prorated.

5.    Voting Rights.  Except as otherwise required by law, the holder of Preferred Stock shall not having voting rights.

IN WITNESS WHEREOF, Capitol City Bancshares, Inc., Atlanta, Fulton County, Georgia, has caused these Articles of Amendment to be executed by its duly authorized officer and its corporate seal to be affixed hereto, and has caused these Articles of Amendment to be filed with the Secretary of State of Georgia, as provided in O.C.G.A. § 14-2-1006.

CAPITOL CITY BANCSHARES, INC.

By:	/s/ George G. Andrews

GEORGE G. ANDREWS, President & CEO

CAPITOL CITY BANCSHARES, INC.

562 Lee Street, S.W.

Atlanta, Georgia 30310

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Shareholders and Proxy Statement and does hereby appoint George G. Andrews and William Thomas, and each of them, with full powers of substitution, as proxies of the undersigned, to represent the undersigned and to vote all shares of CAPITOL CITY BANCSHARES, INC. common stock which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of Capitol City Bancshares, Inc. to be held June 26, 2012, at 5:00 p.m. local time, at 562 Lee Street, S.W., Atlanta, Georgia, and at any adjournment or postponement thereof, with all the powers (other than the power to revoke the proxy or vote in a manner not authorized by the exceeded form of proxy) which the undersigned would have if personally present at such meeting, to act in their discretion upon any other matter or matters which may properly be brought before the meeting, and to appear and vote all the share of common stock which the undersigned may be entitled to vote.

PROPOSAL 1:	TO ELECT THE EIGHT NOMINEES LISTED BELOW TO SERVE AS DIRECTORS FOR THE FOLLOWING YEAR:

FOR all nominees listed below (except as marked to the contrary below).	WITHHOLD AUTHORITY to vote for all nominees listed below.

George G. Andrews	Charles W. Harrison
Roy W. Sweat	Tarlee W. Brown
William Thomas	Pratape Singh
Cordy T. Vivian
Shelby R. Wilkes

INSTRUCTIONS:	To withhold your vote for any individual nominee, strike a line through the nominee’s name in the list above.

UNLESS OTHERWISE MARKED, THIS PROXY WILL BE VOTED AS IF MARKED FOR PROPOSAL 1.

(Continued on Reverse Side)

Please sign below, date and return promptly in the enclosed, self-addressed stamped envelope. When shares are held by joint tenants, both must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If the signatory is a corporation, please sign the full corporate name by an authorized officer.

DATE:                         , 2012.

INDIVIDUALS:	ENTITIES: (Please Print)

Name (Please print)	By:

Signature	Signature

Name of Joint Tenant or Tenant-In-Common if any (Please Print)	Position

Signature of Joint Tenant or Tenant-In-Common, if any